EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145686 on Form S-3D, Registration Statements No. 333-92651 and No. 333-146822 on Form S-8, and Registration Statement No. 333-146100 on Form S-3ASR of our report dated February 23, 2009 relating to the consolidated financial statements and financial statement schedule of NV Energy, Inc. (formerly Sierra Pacific Resources), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of NV Energy, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
February 23, 2009